Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EVERTEC, Inc. of our report dated March 13, 2013 except for the effects of the stock split discussed in Note 1 to the consolidated financial statements, as to which the date is April 1, 2013, relating to the financial statements and financial statement schedule of EVERTEC, Inc. which appears in EVERTEC, Inc.’s prospectus, dated April 11, 2013, filed pursuant to Rule 424(b) under the Securities Act on April 15, 2013.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
August 5, 2013